SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 2, 2015

Air T, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-11720	52-1206400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3524 Airport Road

Maiden, North Carolina 28650

(Address of Principal Executive Offices)

(Zip Code)

(828) 464-8741

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01	Entry into a Material Definitive Agreement

On October 2, 2015, Air T, Inc. (the “Company”) entered into a Securities Purchase Agreement dated as of October 2, 2015 (the “Securities Purchase Agreement”) with Delphax Technologies Inc. (“Delphax”) and its subsidiary, Delphax Technologies Canada Limited (“Delphax Canada”). Pursuant to the Securities Purchase Agreement, upon the signing of the Securities Purchase Agreement Air T purchased for $500,000 in cash a 90-Day Senior Subordinated Promissory Note (the “90-Day Senior Subordinated Note”) issued by Delphax Canada in principal amount of $500,000 and bearing interest at an annual rate of 12.0%. The 90-Day Senior Subordinated Note matures on December 31, 2015, is guaranteed by Delphax and is secured by security interests granted by Delphax and Delphax Canada in their respective inventory, equipment, accounts receivable, cash, deposit accounts, contract rights and other specified property, as well as a pledge by Delphax of the outstanding capital stock of its subsidiaries, including Delphax Canada. Pursuant to the terms of a Subordination Agreement dated October 2, 2015 (the “Subordination Agreement”) among Delphax, Delphax Canada, the Company and MB Financial Bank, N.A. (the “Senior Lender”), the Company’s rights with respect to payment under and enforcement of the 90-Day Senior Subordinated Note and enforcement of its security interests are subordinated to the rights of the Senior Lender with respect to the senior secured revolving credit facility under a Credit and Security Agreement dated as of November 9, 2011, as amended (the “Senior Credit Agreement”), between Delphax, Delphax Canada and the Senior Lender.

The Securities Purchase Agreement also provides that, upon satisfaction of specified closing conditions, the Company will purchase (i) at face value a $2,500,000 principal amount Five-Year Senior Subordinated Promissory Note (the “Five-Year Senior Subordinated Note”) issued by Delphax Canada for a combination of cash and the surrender of outstanding principal and accrued and unpaid interest under, and cancellation of, the 90-Day Senior Subordinated Note and (ii) for $1,050,000 in cash a total of 43,000 shares (the “Shares”) of Delphax’s Series B Preferred Stock (the “Series B Preferred Stock”) and a Stock Purchase Warrant (the “Warrant”) to acquire an additional 95,600 shares of Series B Preferred Stock at a price of $33.4728 per share (subject to adjustment for specified dilutive events).

Principal under the Five-Year Senior Subordinated Note is to be due on the fifth anniversary of the issuance date of the Five-Year Senior Subordinated Note. The Five-Year Senior Subordinated Note is to bear interest at an annual rate of 8.5%. Interest is to be paid in kind until the earlier of the second anniversary of the date the Five-Year Senior Subordinated Note is issued or, if the indebtedness under the Senior Credit Agreement has been paid in full and all commitments thereunder have been terminated, the date on which Delphax’s consolidated net income before deductions for interest expense, income taxes, depreciation and amortization over a specified measurement period fails to satisfy a specified level. Interest in kind is to be paid monthly, while interest payable in cash is to be paid quarterly. The Five-Year Senior Subordinated Note is to be guaranteed by Delphax and is to be secured by the same collateral as, and be subject to the Subordination Agreement to the same extent as, the 90-Day Senior Subordinated Note.

The Series B Preferred Stock is to be a new series of preferred stock of Delphax. Each share of Series B Preferred Stock is to be convertible into 100 shares of common stock of Delphax, subject to adjustment for specified dilutive and restructuring transactions, and is to have no liquidation preference over shares of common stock of Delphax. No dividends are required to be paid with respect to the shares of Series B Preferred Stock, except that in the event that dividends are paid on the common stock of Delphax, a dividend must be concurrently paid on the Series B Preferred Stock in an amount equal to the amount of dividends that would be payable if each outstanding share of Series B Preferred Stock had been converted into common stock immediately prior to such payment.

Except with respect to certain specified matters, shares of Series B Preferred Stock are to be entitled to vote, together with the common stock, on all matters on which the Delphax common stock is entitled to vote, with each share of Series B Preferred Stock entitled to the number of votes equal to the number of shares of common stock into which such shares of Series B Preferred Stock could then be converted. Upon the closing of the purchase and sale transactions contemplated by the Securities Purchase Agreement, the Securities Purchase Agreement provides that three designees of the Company (including Nick Swenson, the Company’s President, Chief Executive Officer and Chairman) are to be elected to the board of directors of Delphax which is to then have seven members, with one of the Company’s designees to be elected as non-executive Chairman of Delphax’s board of directors.

Pursuant to the terms of the Series B Preferred Stock, for so long as amounts are owed to the Company under the Five-Year Senior Subordinated Note or the Company continues to hold a specified number of the Shares and interests in the Warrant sufficient to permit it to acquire up to 50% of the number of shares of Series A Preferred Stock initially purchasable under the Warrant (or holds shares of Series A Preferred Stock acquired in connection with the exercise of the Warrant equal to 50% of the number of shares of Series A Preferred Stock initially purchasable under the Warrant), then

•	holders of the Series B Preferred Stock, voting as a separate class, would be entitled to elect (and exercise rights of removal and replacement) with respect to three-sevenths of the board of directors of Delphax or if the size of the board of directors is greater than seven members, that number of directors which most closely approximates three-sevenths of the directors but is less than a majority of the members of the board of directors, and after June 1, 2016 the holders of the Series B Preferred Stock, voting as a separate class, would be entitled to elect (and to exercise rights of removal and replacement of) with respect to four-sevenths of the members of the board of directors of Delphax, or if the size of the board of directors is greater than seven members, that number of directors which most closely approximates four-sevenths of the directors but is at least a majority of the members of the board of directors; and

•	without the written consent or waiver of the Company, Delphax may not;

•	merge or consolidate with another entity;

•	purchase, sell, lease or dispose of assets above a specified level except in the ordinary course of business;

•	repurchase shares of its capital stock or instruments exercisable, convertible or exchangeable into shares of its capital stock;

•	make capital expenditures above a specified limit; or

•	incur indebtedness, subject to specified exceptions.

Shares of Series B Preferred Stock may be converted at any time at the election of the holder thereof into shares of common stock of Delphax and all outstanding shares of Series B Preferred Stock are to be converted into shares of common stock of Delphax upon the written consent of the holders of a majority of the then-outstanding shares of Series B Preferred Stock or in connection with the consummation of a registered underwritten public offering of Delphax common stock that satisfies specified aggregate offering and price thresholds. The terms of the Series B Preferred Stock provide the holders thereof with specified demand and piggyback registration rights and that shares of Series B Preferred Stock acquired by Delphax, including upon conversion, may not be re-issued by Delphax.

Based on the number of shares of Delphax common stock currently outstanding and reserved for issuance under Delphax’s employee stock option plans, the number of shares of common stock underlying the Shares to be acquired at closing represent approximately 38.3% of the shares of Delphax common stock that would be outstanding assuming conversion of the Shares and approximately 30.5% of the aggregate of the shares of common stock reserved for issuance under Delphax’s employee stock option plans and the shares that would be outstanding assuming conversion of the Shares.

The Warrant is to be transferable and may be exercised in whole or in part at any time or times prior to its expiration on the sixth anniversary of the date it is issued. The Warrant is to provide that, prior to any exercise of the Warrant, the Holder must first make a good faith written tender offer to existing holders of Delphax common stock to purchase an aggregate amount of common stock equal to the number of shares of common stock issuable upon conversion of the Series B Preferred Stock that would be purchased upon such exercise of the Warrant. The Warrant is to require that the per share purchase price to be offered in such tender offer would be equal to the then-current exercise price of the Warrant divided by the then-current conversion rate of the Series B Preferred Stock. To the extent that shares of common stock are purchased by the holder in the tender offer, the amount of shares of Series B Preferred Stock purchasable under the Warrant held by such holder is to be ratably reduced. The Warrant is to be exercised for cash, by surrender of principal and interest under the Five-Year Senior Subordinated Note equal to 0.95 times the aggregate exercise price or by surrender of a portion of the Warrant having a value equal to the aggregate exercise price based on the difference between the Warrant exercise price per share and an average market value, measured over a 20-trading day period, of Delphax common stock that would be acquired upon conversion of one share of Series B Preferred Stock.

The parties’ obligations to consummate the purchase and sale transactions contemplated by the Securities Purchase Agreement are subject to the satisfaction of customary closing conditions and the condition that the shareholders of Delphax approve:

•	the sale by Delphax to the Company of the Shares and the Warrant, and the sale by Delphax Canada of the Five-Year Senior Subordinated Note, pursuant to the terms of the Securities Purchase Agreement; and

•	an amendment to Delphax’s bylaws providing that the Minnesota Control Share Acquisition Act does not apply to, or govern in any manner, Delphax and its shareholders and that such provision of the bylaws may not be amended without the consent of the Company.

The Securities Purchase Agreement includes customary representations and warranties and pre-closing and post-closing covenants, including covenants obligating Delphax to call and hold a meeting of its shareholders to approve the matters described above and to solicit proxies to be voted in favor of such proposals and for Delphax’s board of directors to include in the proxy solicitation materials its recommendation that the Delphax shareholders approve such proposals. In connection with the execution of the Securities Purchase Agreement, the Company, Delphax and a holder of approximately 27.6% of the outstanding common stock of Delphax entered into an agreement under which such shareholder agreed to vote such shareholder’s shares of Delphax common stock in favor of such proposals. The Securities Purchase Agreement provides that, in the event that Delphax’s shareholders do not approve such proposals, (i) Delphax will pay $20,000 to the Company and (ii) if within 180 days after the Delphax shareholders meeting, Delphax or Delphax Canada enter into an agreement providing for a change in control (as specified in the Securities Purchase Agreement) or for alternative financing for $2,500,000 or more (other than refinancing the Senior Credit Agreement), Delphax and Delphax Canada would be jointly and severally liable to pay $120,000 to the Company upon the closing of the transactions contemplated by such an agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2015

AIR T, INC.

By:	/s/ Candice L. Otey
Candice L. Otey, Vice President-Finance, Chief Financial Officer, Secretary and Treasurer

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